TRITON EMISSION SOLUTIONS INC.

151 San Francisco Street, Suite 201

San Juan, Puerto Rico 00901

December 17, 2015

KF Business Ventures, LP

Attention: Robert C. Kopple

10866 Wilshire Boulevard, Suite 1500

Los Angeles, California 90024

Re: Financing Letter of Agreement

Dear Mr. Kopple:

This letter agreement (this “Letter Agreement”) set forth the basic terms of a financing transaction described below between Triton Emissions Solutions Inc., a Delaware corporation (OTC: DSOX) (the “Company”), and KF Business Ventures, LP, a California limited partnership (“Lender”).

The terms contained in this Letter Agreement will be incorporated into one or more definitive formal agreements, which shall include, without limitation, representations and warranties and terms consistent with the terms of this Letter Agreement similar to those contained in those certain Loan Agreements dated January 15, 2014 and July 28, 2014, as amended, between Lender and the Company (the “Existing Loan Agreements”), and which shall be prepared by the Company’s legal counsel (collectively, the “Formal Documents”). The parties shall work together in good faith to enter into and consummate the Formal Documents as promptly as possible, and the Formal Documents, when executed, shall supersede this Letter Agreement, but until such time as the Formal Documents are executed by the parties, this Letter Agreement shall be binding on the parties as follows:

1.

Lender shall lend to the Company, and the Company shall borrow from Lender, the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Loan”), which shall be advanced in five (5) equal installments of Three Hundred Thousand Dollars ($300,000.00) each, commencing on the date of execution and delivery of this Letter Agreement and, subject to satisfaction of the Conditions Precedent (as hereinafter defined), on the first (1st) day of each consecutive calendar month thereafter until fully advanced (the “Advances”). The Loan shall be evidenced by an unsecured, convertible promissory note of the Company payable to the order of Lender in the amount of the Loan (the “Note”), as follows:

A.

The principal amount of the Loan shall be payable in a single lump-sum payment on January 15, 2017 (the “Maturity Date”), at which time the entire outstanding principal balance of the Note together with accrued and unpaid interest thereon shall be due and payable without demand therefor.

B.

The outstanding principal balance of the Loan shall bear interest at the rate of ten percent (10%) per annum from the dates advanced until paid in full, which interest shall accrue and be compounded and added to the principal balance of the Loan monthly in arrears beginning January 1, 2016 and on the first day of each calendar month thereafter until the Maturity Date, at which time the entire outstanding principal balance of the Note together with accrued and unpaid interest thereon shall be due and payable without demand therefor.

C.

The principal balance of the Loan and accrued unpaid interest thereon shall be convertible into shares of common capital stock of the Company, at a conversion price equal to Ten Cents ($0.10) per share, subject to further adjustment upon substantially the same terms as those contained in the outstanding Warrants issued pursuant to the Existing Loan Agreements, at any time and from time to time, either in whole or in part in increments of not less than Two Hundred and Fifty Thousand Dollars ($250,000.00), at the option of the holder of the Note.

D.

Subject to the prior right of the holder of the Note to convert the principal balance of the Loan and accrued unpaid interest thereon pursuant to Section 1.C above, the indebtedness evidenced by the Note may be prepaid, either in whole or in part in increments of not less than Two Hundred and Fifty Thousand Dollars ($250,000.00) each, at any time and from time to time without prepayment penalty or premium.

E.

Each payment in respect of the Loan shall be applied first in payment of accrued unpaid interest, whether or not then due, and finally in payment of the outstanding principal balance of the Loan.

F.

 An event of default under the Existing Loan Agreements shall constitute an event of default of the Loan and this Letter Agreement and the Formal Documents.

2.

As additional consideration for the Loan:

A.

The Company shall issue to Lender warrants to purchase up to 8,000,000 shares of common capital stock of the Company at any time and from time to time during the period of approximately five (5) years ending January 15, 2021, for an exercise price of Ten Cents ($0.10) per share, subject to adjustment, upon substantially the same terms as those contained in the outstanding Warrants issued pursuant to the Existing Loan Agreements.

B.

The Existing Loan Agreements and the notes and all outstanding Warrants issued pursuant thereto shall be amended as follows:

(i)

An event of default of the Loan and this Letter Agreement and the Formal Documents shall constitute an event of default under the Existing Loan Agreements.

(ii)

The exercise price of all Warrants issued and which may be issued in the future under the Existing Loan Agreements, including the additional Warrants issuable upon extension of the maturity date of the loans under the Existing Loan Agreements as contemplated by Section 3 below,  shall be Ten Cents ($0.10) per share, subject to adjustment upon the terms contained therein.

(iii)

The term of all outstanding Warrants issued pursuant to the Existing Loan Agreements shall be extended for an additional period ending January 15, 2021.

3.

The Company shall, and hereby does, exercise its right to extend the maturity date of the loans under the Existing Loan Agreements until January 15, 2017 pursuant to the terms and conditions thereof, and shall issue to Lender warrants to purchase up to 2,531,652 shares of common capital stock of the Company at any time and from time to time during the period ending September 1, 2021, for an exercise price of Ten Cents ($0.10) per share, subject to adjustment, upon substantially the same terms as those contained in the outstanding Warrants issued pursuant to the Existing Loan Agreements, as amended hereby, in accordance with the terms and conditions of the Existing Loan Agreements, as amended hereby.

4.

Notwithstanding any other provision of this Letter Agreement or the Formal Documents, Lender’s obligation to provide the Advances shall be subject to the express condition precedent that the Company shall have executed and/or delivered to Lender (i) Formal Documents, including a loan agreement, note and warrants and amendments to the Existing Loan Agreements as contemplated herein, (ii) documents establishing that the Company has authorized and unissued shares of common capital stock of the Company sufficient to cover the shares to be issued upon conversion of the Loan and exercise of the warrants contemplated under this Letter Agreement, including if necessary, amendment of the certificate of incorporation of the Company increasing the number of authorized and unissued shares of common capital stock of the Company, (iii) a certificate of the secretary of the Company certifying (a) that the principal of Lender, Robert C. Kopple, has disclosed his financial interests in this Letter Agreement and the Existing Loan Agreements and the loans and other transactions contemplated hereby and thereby to the Board of Directors of the Company, and has recused himself as a director of the Company from any deliberations or vote in respect to this Letter Agreement and the Loan and other transactions contemplated thereby, and (b) that the Board of Directors of the Company has adopted resolutions authorizing the Company to enter into this Letter Agreement and the Formal Documents, borrow the Loan from Lender pursuant hereto and thereto, perform its obligations hereunder and thereunder and consummate the transaction contemplated hereby thereby, and (iv) evidence that Rasmus Norling and KF Business Ventures, LP  shall have extended the due dates of their respective bridge loans to the Company totaling $400,000 and $200,000, respectively, until December 31, 2016, and shall have agreed that such bridge loans may not be prepaid in whole or in part at any time prior to such date without the prior written consent of Lender in each instance (collectively, the “Conditions Precedent”). The Conditions Precedent shall be for the sole benefit of Lender and may be waived by Lender in writing at its sole and absolute discretion. If the Conditions Precedent are not satisfied or waived on or before the date upon which any Advance is to be made pursuant to the terms of this Agreement, Lender shall have the right (but not the obligation), as determined in Lender’s sole and absolute discretion, (x) to make one or more Advances, in which case the Conditions Precedent to the extent not then satisfied shall be deemed waived in respect to the Advances so made, but shall remain in full force and effect as to all subsequent Advances, (y) to delay making one or more Advances until the Conditions Precedent have been satisfied, in which case Lender’s obligation to lend any remaining Advances to the Company shall be suspended until the Conditions Precedent have been satisfied, but all of the other terms and conditions of this Letter Agreement and the Formal Documents shall remain in full force and effect in accordance with their respective terms, or (z) to terminate its obligation to lend the Advances to the Company by written notice to such effect to the Company, in which case Lender’s obligation to lend any remaining Advances to the Company shall terminate and cease to be of any further force or effect, but all of the other terms and conditions of this Letter Agreement and the Formal Documents shall remain in full force and effect in accordance with their respective terms.

5.

The Company shall reimburse Lender for all attorneys’ fees and costs up to Seven Thousand Five Hundred Dollars ($7,500.00) incurred by Lender in connection with the negotiation, preparation and consummation of this Letter Agreement and the Formal Documents. Except as provided in the preceding sentence,  each Party shall be responsible for all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by such party in connection with the negotiation, preparation and consummation of this Letter Agreement and the Formal Documents.

6.

The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in any action, suit, arbitration or other proceeding under, arising from or related to this Letter Agreement or the Formal Documents, the validity hereof or thereof or the transactions contemplated hereby or thereby, in addition to any other relief to which such party may be entitled.

If this letter correctly sets forth our agreement regarding the financing transaction described above. Please sign and return a copy of this letter to the undersigned to indicate your agreement.

Very truly yours,

TRITON EMISSIONS SOLUTIONS INC.

		By:	/s/ Anders Aasen
		Name:	Anders Aasen
		Title:	CEO

READ AND AGREED:

KF BUSINESS VENTURES, LP

By:	Kopple Financial, Inc.,
Its General Partner

By:	/s/ Robert C. Kopple
Robert C. Kopple, Its President

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